EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 13, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”), relating to the financial statements and financial statement schedule of OSI Systems, Inc., appearing in the Annual Report on Form 10-K of OSI Systems, Inc. for the year ended June 30, 2004.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

February 9, 2005